UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 144/A


                      NOTICE OF PROPOSED SALE OF SECURITIES
              PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933


ATTENTION: TRANSMIT FOR FILING 3 COPIES OF THIS FORM CONCURRENTLY WITH EITHER PLACING AN ORDER WITH A BROKER TO EXECUTE SALE OR EXECUTING A SALE DIRECTLY WITH A MARKET MAKER.



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SEC USE ONLY

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DOCUMENT SEQUENCE NO.

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CUSIP NUMBER

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WORK LOCATION



1(a)     NAME OF ISSUER (PLEASE TYPE OR PRINT)
         Profit Recovery Group International, Inc.

(b)      IRS IDENT. NO.
         58-2213805

(c)      S.E.C. FILE NO.
         000-8000

1(d)     ADDRESS OF ISSUER STREET   CITY     STATE    ZIP CODE
         2300 Windy Ridge Parkway   Atlanta  GA       30339

e)       TELEPHONE NO.
         AREA CODE NUMBER
         770       989-8615

2(a)     NAME OF PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD
         Michael Melton

(b)      IRS IDENT. NO.
         493-548-099

(c)      RELATIONSHIP (TO ISSUER Director/ Officer
         Employee

(d)      ADDRESS                     STREET  CITY         STATE    ZIP CODE
         920 Magnolia Blossom Ct.,           Alpharetta,  GA       30005


INSTRUCTION: THE PERSON FILING THIS NOTICE SHOULD CONTACT THE ISSUER TO OBTAIN THE I.R.S. IDENTIFICATION NUMBER AND THE S.E.C. FILE NUMBER.


3(a)     TITLE OF THE CLASS OF SECURITIES TO BE SOLD

(b) NAME AND ADDRESS OF EACH BROKER THROUGH WHOM THE SECURITIES ARE TO BE OFFERED OR EACH MARKET MAKER

SEC USE ONLY      BROKER-DEALER FILE NUMBER

(c)      NUMBER OF SHARES OR OTHER UNITS TO BE SOLD (SEE INSTR. 3(C))

(d)      AGGREGATE MARKET VALUE (SEE INSTR. 3(d))

(e)      NUMBER OF SHARES OR OTHER UNITS OUTSTANDING (SEE INSTR. 3(e))

(f)      APPROXIMATE DATE OF SALE (SEE INSTR. 3(f)) (MO. DAY YR.)

(g)      NAME OF EACH SECURITIES EXCHANGE (SEE INSTR. 3(g))


INSTRUCTIONS:

1.   (a) Name of Issuer

     (b) Issuer's I.R.S. Identification Number

     (c) Issuer's S.E.C. file number, if any

     (d) Issuer's address, including zip code

     (e) Issuer's telephone number, including area code

2.   (a) Name of person for whose account the securities are to be sold

     (b) Such person's I.R. identification number, if such person is an entity

     (c) Such person's relationship to be issuer (e.g., officer, director, 10% stockholder, or member of immediate family of any of the foregoing)

     (f) Approximate date on which the securities are to be sold

     (g) Name of each securities exchange, if any, on which the securities are intended to be sold

3.   (a) Title of the class of securities to be sold

     (b) Name and address of each broker through whom the securities are intended to be sold

     (c) Number of shares or other units to be sold (if debt securities, give the aggregate face amount)

     (d) Aggregate market value of the securities to be sold as of a specified date within 10 days prior to the filing of this notice

     (e) Number of shares or other units of the class outstanding, or if debt securities the face amount thereof outstanding, as shown by the most recent report or statement published by the issuer





                   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE
                     COLLECTION OF INFORMATION CONTAINED IN
                      THIS FORM ARE NOT REQUIRED TO RESPOND
                      UNLESS THE FORM DISPLAYS A CURRENTLY
                            VALID OMB CONTROL NUMBER.


                         TABLE I - SECURITIES TO BE SOLD

FURNISH THE FOLLOWING INFORMATION WITH RESPECT TO THE ACQUISITION OF THE SECURITIES TO BE SOLD AND WITH RESPECT TO THE PAYMENT OF ALL OR ANY PART OF THE PURCHASE PRICE OR OTHER CONSIDERATION THEREFOR:


Title of the Class

Date you Acquired

Nature of Acquisition Transaction

Name of Person from Whom Acquired (IF GIFT, ALSO GIVE DATE DONOR ACQUIRED)

Amount of Securities Acquired

Date of Payment

Nature of Payment


INSTRUCTIONS:

1. If the securities were purchased and full payment therefor was not made in cash at the time of purchase, explain in the table or in a note thereto the nature of the consideration given. If the consideration consisted of any note or other obligation, or if payment was made in installments describe the arrangement and state when the note or other obligation was discharged in full or the last installment paid.

2. If within two years after the acquisition of the securities the person for whose account they are to be sold had any short positions, put or other option to dispose of securities referred to in paragraph (d)(3) of Rule 144, furnish full information with respect thereto.


              TABLE II -- SECURITIES SOLD DURING THE PAST 3 MONTHS

                      FURNISH THE FOLLOWING INFORMATION AS
                            TO ALL SECURITIES OF THE
                           ISSUER SOLD DURING THE PAST
                           3 MONTHS BY THE PERSON FOR
                          WHOSE ACCOUNT THE SECURITIES
                                 ARE TO BE SOLD.


Name and Address of Seller

Title of Securities Sold

Date of Sale

Amount of Securities Sold

Gross Proceeds


REMARKS:
         ** THIS NOTICE SUPERCEDES AND AMENDS THE FORM 144 FILED ON AUGUST 24, 1999 BY MICHAEL MELTON. THIS NOTICE IS INTENDED TO WITHDRAW SUCH FORM 144 FILED ON AUGUST 24, 1999. NO SHARES AS DISCLOSED ON THE PREVIOUSLY FILED FORM 144 HAVE BEEN SOLD OR WILL BE SOLD PURSUANT TO RULE 144.


INSTRUCTIONS:
See the definition of "person" in paragraph (a) of Rule 144. Information is to be given not only as to the person for whose account the securities are to be sold but also as to all other persons included in that definition. In addition, information shall be given as to sales by all persons whose sales are required by paragraph (e) of Rule 144 to be aggregated with sales for the account of the person filing this notice.


ATTENTION:
THE PERSON FOR WHOSE ACCOUNT THE SECURITIES TO WHICH THIS NOTICE RELATES ARE TO BE SOLD HEREBY REPRESENTS BY SIGNING THIS NOTICE THAT HE DOES NOT KNOW ANY MATERIAL ADVERSE INFORMATION IN REGARD TO THE CURRENT AND PROSPECTIVE OPERATIONS OF THE ISSUER OF THE SECURITIES TO BE SOLD WHICH HAS NOT BEEN PUBLICLY DISCLOSED.



October 2, 1999                    /s/ Michael Melton
DATE OF NOTICE                             (SIGNATURE)


                  THE NOTICE SHALL BE SIGNED BY THE PERSON FOR
                     WHOSE ACCOUNT THE SECURITIES ARE TO BE
                      SOLD. AT LEAST ONE COPY OF THE NOTICE
                            SHALL BE MANUALLY SIGNED.

     ANY COPIES NOT MANUALLY SIGNED SHALL BEAR TYPED OR PRINTED SIGNATURES.

     ATTENTION: INTERNATIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONTITUTE
                FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                                                  SEC 1147 (7-97